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As filed with the Securities and Exchange Commission on April 26, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AAR CORP.
(Exact name of registrant as specified in its charter)

Delaware	36-2334820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One AAR Place 1100 N. Wood Dale Road Wood Dale, Illinois 60191 630-227-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Howard A. Pulsifer, Esq.
Vice President, General Counsel & Secretary
AAR CORP.
One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(630) 227-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert J. Regan, Esq.
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

2.875% Convertible Notes due February 1, 2024	$75,000,000	100%	$75,000,000	$9,502.50

Common Stock, $1.00 par value per share	4,034,430(2)	—	—	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(2)
Consists of 4,034,430 shares of common stock of AAR CORP. initially issuable upon conversion of the notes at a rate of 53.7924 shares of common stock per $1,000 original principal amount of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of conversion rate adjustments, in circumstances described in the prospectus that is part of this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such additional shares of common stock of AAR Corp. as may be issued as a result of stock splits, dividends and combinations.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration is payable upon such conversion.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 26, 2004

$75,000,000
AAR CORP.

2.875% Convertible Senior Notes due February 1, 2024

        This prospectus relates to resales of our 2.875% Convertible Senior Notes due February 1, 2024, or notes, issued in a private offering in February 2004 and 4,034,430 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of conversion rate adjustments, in circumstances described in this prospectus.

        The notes and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the notes or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See "Plan of Distribution" on page 46 for additional information on the methods of sale.

        We will not receive any of the proceeds from the sale of the notes or the sale of the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock being registered in this registration statement.

        The notes will mature on February 1, 2024. You may convert your notes into shares of our common stock initially at a conversion rate of 53.7924 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $18.59 per share (subject to adjustment in certain events), under the following circumstances: (1) during specified periods, if the closing sale price of our common stock reaches, or the trading price of the notes falls below, specified levels described in this prospectus; (2) if we call the notes for redemption; (3) during any period in which the credit rating assigned to our long-term senior debt by both Moody's and S&P is below specified levels or is suspended or withdrawn by both rating agencies; or (4) if specified corporate transactions occur. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described in this prospectus. On April 23, 2004, the last reported sale price for the common stock on the New York Stock Exchange was $11.64 per share. The common stock is listed on the New York Stock Exchange under the symbol "AIR."

        AAR will pay interest on the notes on February 1 and August 1 of each year. The first interest payment will be made on August 1, 2004. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

        On or after February 1, 2008, we have the option to redeem all or a portion of the notes at redemption prices described in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the date of redemption. On February 1, 2010, 2014 and 2019, or upon a designated event as described in this prospectus, you may require us to repurchase all or a portion of your notes at 100% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the date of repurchase. We will pay cash for any notes so repurchased on February 1, 2010, 2014 or 2019, and for repurchases made upon a designated event.

        The notes are evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note are shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

        We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        See "Risk Factors" beginning on page 6 to read about important factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2004

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's website at www.sec.gov. You may also read and copy any document in our files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public through our website at www.aarcorp.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

        We have filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:

  •
  Annual Report on Form 10-K for the year ended May 31, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarters ended August 31, 2003, November 30, 2003 and February 29, 2004; and

  •
  Current Reports on Form 8-K filed on December 10, 2003, January 29, 2004 and February 5, 2004.

        All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and prior to termination of the offering of the notes will be incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning AAR CORP. at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191, Attention: Corporate Secretary, (630) 227-2000.

        You should rely only on the information provided in this prospectus and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in this prospectus, the documents incorporated by reference in this prospectus, our filings with the SEC and our reports to stockholders.

        The words or phrases "will likely result," "are expected to," "plan to," "will continue," "is anticipated," "estimate," "project," "intend" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those currently anticipated or projected. We caution readers not to place undue reliance on any of our forward-looking statements, which speak only as of the date made.

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

        Our future results could be adversely affected by a variety of factors, including:

  •
  a decline in demand for our products and services or the ability of our customers to meet their financial obligations to us, particularly in light of the weakened financial condition of many of the world's commercial airlines;

  •
  the ongoing war on terrorism and its potential negative effects on worldwide economic conditions, the aviation industry and our business;

  •
  the potential risk for declining market values for aviation products and equipment caused by various factors, including airline bankruptcies and consolidations and other factors within the airline industry;

  •
  difficulties in re-leasing or selling aircraft and engines that are currently being leased on a long- or short-term basis;

  •
  lack of assurance that sales to the U.S. Government, its agencies and its contractors (which were 28.1% of total sales in fiscal 2003) will continue at levels previously experienced, since such sales are subject to competitive bidding and government funding;

  •
  changes in or noncompliance with laws and regulations that may affect certain of our aviation related activities that are subject to licensing, certification and other regulatory requirements imposed by the Federal Aviation Administration, or FAA, and other regulatory agencies, both domestic and foreign;

  •
  competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we have;

  •
  access to the debt and equity capital markets and the ability to draw down under financing agreements, which may be limited in light of industry conditions and our performance and credit ratings;

  •
  exposure to product liability and property claims that may be in excess of our substantial liability insurance coverage; and

  •
  the outcome of any pending or future material litigation or environmental proceedings.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In addition, all forward-looking statements are qualified by and should be read in conjunction with the risks described or referred to under the heading "Risk Factors" beginning on page 6 of this prospectus.

ii

SUMMARY

        This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in the entire prospectus, including the information set forth under the heading "Risk Factors" in this prospectus.

        In this prospectus, "AAR," "Company," "we," "us" and "our" refer to AAR CORP. and its subsidiaries on a consolidated basis, except as otherwise indicated.

Our Business

        We were founded in 1951, and re-incorporated in Delaware in 1966. We are a leading independent provider of products and services to the worldwide aviation and aerospace aftermarket industry. Our customers include most of the world's largest commercial airlines and air cargo operators, original equipment manufacturers, aircraft leasing companies, maintenance service providers and agencies and branches of the U.S. and foreign governments.

        We report our activities in four business segments:

  •
  Inventory and Logistic Services (sales of $246 million in fiscal 2003): Activities include the purchase and sale of a wide variety of new, overhauled or repaired engine and airframe parts and components for our aviation and government customers. We also provide customized inventory supply and logistics support programs to these customers;

  •
  Maintenance, Repair and Overhaul (sales of $206 million in fiscal 2003): Activities include the maintenance, overhaul, repair and exchange of a wide variety of airframe and engine parts and components for our aviation and government customers. Repair and overhaul capabilities include most commercial landing gear, a wide variety of avionics, instruments, electrical, fuel, hydraulic and pneumatic components and a broad range of internal airframe components. We also operate an aircraft maintenance facility providing airframe maintenance, modification, special equipment installation, painting services and aircraft terminal services for various models of commercial, regional and military aircraft;

  •
  Manufacturing (sales of $120 million in fiscal 2003): Activities include the design and manufacture of a wide array of containers, pallets and shelters in support of military and humanitarian tactical deployment activities. We also design and manufacture in-plane cargo loading and handling systems for commercial and military aircraft and helicopters, and we design and manufacture advanced composite materials for commercial, business and military aircraft as well as for the transportation industry; and

  •
  Aircraft and Engine Sales and Leasing (sales of $35 million in fiscal 2003): Activities include the sale or lease of used commercial jet aircraft and the sale or lease of a wide variety of new or overhauled commercial jet engines. We also provide technical advisory services, which consist of records management, storage maintenance and assistance with the remarketing of aircraft and engines.

        Our principal executive offices are located at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, 60191, and our telephone number is (630) 227-2000. Our website address is www.aarcorp.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

The Notes

        The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see "Description of the Notes" beginning on page 15 of this prospectus.

Issuer	AAR CORP., a Delaware corporation.
Notes	$75 million aggregate principal amount of 2.875% Convertible Senior Notes due February 1, 2024.
Issue Price	100% of the principal amount of each note.
Maturity	February 1, 2024, unless earlier redeemed, repurchased or converted.
Ranking
The notes are our senior, unsecured obligations and rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. At February 29, 2004, our senior secured indebtedness totaled approximately $24 million (excluding approximately $32 million in non-recourse debt), all of which relates to mortgages and indebtedness for aviation equipment. Our senior unsecured indebtedness (including the notes) totaled approximately $209 million. We are a holding company with no significant assets other than the stock of our subsidiaries, through which we conduct substantially all of our operations. The notes will not be guaranteed by any subsidiaries and, accordingly, the notes are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. At February 29, 2004, the total liabilities of our subsidiaries (including trade payables and other current and long-term liabilities, but excluding intercompany indebtedness) was approximately $128 million, which includes approximately $18 million of debt (of which approximately $13 million is included in the $24 million of our senior secured indebtedness listed above).
Interest	2.875% per year on the principal amount, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2004.
Conversion Rights
You may surrender your notes for conversion into our common stock based on a conversion rate of 53.7924 shares of our common stock per note (which is equivalent to a conversion price of $18.59 per share) under any of the following circumstances:
•
on any business day up to the maturity date, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the eleventh trading day of any fiscal quarter is greater than 120% of the applicable conversion price on the eleventh trading day of that quarter;

	•	at any time after February 1, 2019, if the closing sale price of our common stock on any trading day after February of the then applicable conversion price;
•
at any time until February 1, 2019, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate;
	•	if we call your notes for redemption, provided that if we elect to redeem less than all the notes, only those notes called for redemption may be converted;
•
during any period in which the credit rating assigned to our long-term senior debt by Moody's Investor Services ("Moody's") is below Caa1 and Standard & Poor's Rating Services ("Standard & Poor's") is below B, the credit rating assigned to our long-term senior debt is suspended or withdrawn by both such rating agencies, or neither rating agency is rating our long-term senior debt; or
	•	upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock, at our option, in an amount per note equal to the applicable conversion rate multiplied by the applicable stock price, which is the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the third trading day following the conversion date.

Upon submission of your notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the full number of shares of our common stock into which your notes are convertible (plus cash for any fractional shares), or cash or a combination of cash and shares of our common stock in lieu thereof.
Redemption of Notes at Our Option
On or after February 1, 2008, we may redeem for cash all or a portion of the notes at any time, upon not less than 30 nor more than 60 days' prior notice, at redemption prices described in this prospectus, plus accrued but unpaid interest and liquidated damages, if any, to but not including, the redemption date. See "Description of the Notes—Redemption Rights."

Purchase of Notes at Your Option
You have the right to require us to repurchase in cash all or any portion of your notes on February 1, 2010, 2014 and 2019, each of which we refer to as a "repurchase date." In each case, the repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date.
Designated Event
If a "designated event" occurs (as defined in "Description of the Notes—Designated Event"), you will have the right to require us to repurchase in cash any or all of your notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the date of repurchase.
Events of Default
If there is an event of default with respect to the notes, an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances. The following are events of default with respect to the notes:
	•	default for 30 days in payment of any interest or liquidated damages due and payable on the notes;
	•	default in payment of principal of the notes at maturity, upon redemption or repurchase or following a designated event, when the same becomes due and payable;
•
default by us or any of our significant subsidiaries in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate amount exceeding $10 million and continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;
•
default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such note;
	•	default in our obligations to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice;

•
default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $10 million (or its equivalent in any other currency or currencies) or more that has caused the acceleration of its stated maturity unless such declaration has been rescinded within 10 days after written notice as provided in the indenture;
•
default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and
	•	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries.
Use of Proceeds
We will not receive any proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of shares of common offered by this prospectus.
Book Entry Form
The notes are issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances. See "Book-Entry System."
Trading	The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the New York Stock Exchange under the symbol "AIR."
•

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones related to our business, the notes, shares of our common stock, or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects.

        If any of the following risks actually occurs, our business, results of operations, financial condition or prospects could be materially adversely affected. In that case, the trading price of the notes and our common stock could decline substantially.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. You should also review our disclosures set forth under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page ii of this prospectus.

Risk Factors Related to the Notes

An active trading market for the notes may not develop and there are restrictions on resale of the notes.

        We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

        Our common stock has experienced significant price and volume fluctuations. The market price of the notes is expected to be significantly affected by the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see "—Risk Factors Related to Our Business" below. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

        The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The conditional conversion features of the notes could result in your receiving less than the value of the common stock into which a note would otherwise be convertible.

        The notes are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes (or upon the repurchase of your notes if we are permitted under the indenture, and elect, to deliver shares of our common stock in payment of all or part of the purchase price). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes (or other receipt of shares of our common stock), you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event.

        On February 1, 2010, 2014 and 2019, and upon the occurrence of a designated event as described herein, you may require us to repurchase your notes. In addition, the occurrence of a designated event could trigger an event of default under, or a requirement for us to make an offer to purchase, certain of our other outstanding indebtedness. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all of the notes that might be delivered by holders of notes seeking to exercise their repurchase rights.

The notes will not be guaranteed by our subsidiaries.

        AAR CORP. is a holding company with no significant assets other than the stock of its subsidiaries, through which AAR CORP. conducts substantially all its operations. Our cash flow and our ability to service our debt, including the notes, is dependent upon distributions of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries are contingent upon our subsidiaries' revenue and earnings.

        The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of AAR CORP.'s subsidiaries. At February 29, 2004, our subsidiaries had approximately

$128 million of total liabilities outstanding (including trade payables and other current and long-term liabilities, but excluding intercompany liabilities) to which the notes would have been structurally subordinated.

The notes will effectively rank junior to any of our secured indebtedness.

        The notes will be our general unsecured obligations. The notes will effectively rank junior to any of our secured indebtedness, including borrowings under our secured credit facility and the loans secured by mortgages on our properties. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt under such secured debt has been repaid in full from such assets. As a result, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Changes in our credit rating or the credit and equity markets could adversely affect the price of the notes.

        The market price for the notes will be based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

        In addition, credit rating agencies continually revised their ratings for the companies that they follow, including us. We cannot be sure that credit rating agencies will maintain their ratings on our long-term debt ratings. These ratings will affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the notes.

Our stock price may be volatile and could experience substantial declines.

        The market price of our common stock has historically experienced and may continue to experience volatility. The market price is likely to be affected by:

  •
  fluctuations in the volume of trading;

  •
  changes in general conditions in the economy or the financial markets;

  •
  variations in our quarterly operating results;

  •
  changes in financial estimates by management and securities analysts;

  •
  other developments affecting us, our industry, customers or competitors; and

  •
  the operating and stock price performance of companies that investors deem comparable to us.

        The volatility of the stock market also has affected the market prices of securities issued by many companies and, at times, for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

Delaware law and provisions in our charter and bylaws could make it difficult for stockholders to effect a change in control.

        Provisions of Delaware law, our certificate of incorporation and our bylaws may affect significantly the ability of our stockholders to make changes to our board of directors or the ability of holders of a substantial amount of our common stock to acquire control of, or to remove, the incumbent board, and might discourage transactions that involve an actual or threatened change of control of AAR CORP. These provisions:

  •
  provide for a classified board of directors of which approximately one third of the directors are elected each year;

  •
  allow the authorized number of directors to be changed only by a resolution of the board of directors;

  •
  prohibit stockholder action by written consent;

  •
  limit who may call stockholder meetings;

  •
  require the affirmative vote of at least 80% of voting shares not held by interested stockholders (that is, stockholders who own 10% or more of our common stock) for any merger, sale and certain other business transactions with an interested stockholder not approved by our board;

  •
  provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the total voting power of all shares entitled to vote in an election of directors;

  •
  require the affirmative vote of at least 80% of the total voting power of all shares entitled to vote in an election of directors or a majority of our board to amend, alter or repeal our by-laws; and

  •
  authorize the issuance of 250,000 shares of preferred stock with such designations, rights and preferences as may be determined by our board.

In addition, in July 1997, our board of directors declared a distribution of a common stock purchase right for each outstanding share of common stock. The rights are transferred only with our common stock and are not exercisable until a person acquires or announces an intention to acquire 15% or more of our outstanding common stock. The rights, which expire August 6, 2007, will, if exercised, cause substantial dilution to a person or a group that attempts to acquire control of AAR on terms not approved by our board of directors.

Risk Factors Related to Our Business

We may be further affected by continuing problems in the aviation industry.

        As a provider of products and services to the aviation industry, we are greatly affected by the overall economic condition of that industry. The aviation industry is historically cyclical. Early in calendar year 2001, the commercial aviation industry began to experience the negative effects of a worldwide economic downturn. The September 11, 2001 terrorist attacks exacerbated that condition, resulting in a significant decline in air travel and reduced capacity by most of the major U.S.-based airlines. Since September 11, 2001, the aviation industry has also been negatively affected by the ongoing war on terrorism, as well as the outbreak of Severe Acute Respiratory Syndrome, or SARS. As a result of these and other events, some commercial airlines filed for bankruptcy, including United Airlines, U.S. Airways and Air Canada.

        Any future acts of terrorism and any military response to such acts could result in further acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of such instability on our industry and our business is difficult to determine, it could result in further reductions in the use of commercial aircraft. If demand for new aircraft and spare parts decreases, demand for certain of our products and services would also decrease.

        The downturn in the aviation industry, particularly since September 11, 2001, has adversely affected our business and our operating results. For the years ended May 31, 2003 and 2002, we incurred a net loss of $12.4 million and $58.9 million, respectively. Our May 31, 2003 results included a $5.4 million pre-tax asset impairment charge related to the write-down of certain aircraft parts and engines, and our May 31, 2002 results included an $86.0 million pre-tax asset impairment and special charge, primarily related to a reduction in the carrying value of certain inventories and equipment leases, as well as an increase in our allowance for bad debts and severance. Our business, financial condition and results of operations may be adversely impacted by the following:

  •
  future terrorist attacks and the ongoing war on terrorism;

  •
  future outbreaks of SARS or similar communicable diseases;

  •
  a deterioration in the financial condition of some of our existing and potential customers, as well as airlines currently in bankruptcy;

  •
  reductions in the need for, or the deferral of, aircraft maintenance and repair services and spare parts support;

  •
  retirement of older generation aircraft, resulting in lower prices for spare parts and services for those aircraft; and

  •
  reductions in demand for used aircraft and engines.

        We cannot assure you that the economic and other factors currently affecting the aviation industry will not continue to have an adverse impact on our business, financial condition and results of operations and there can be no assurance that we will be profitable in the future.

Our customers may not be able to meet their financial obligations to us.

        A number of our existing and prospective customers, including domestic and foreign commercial airlines, regional and commuter airlines, business aircraft operators, aviation original equipment manufacturers, aircraft leasing companies, and independent aviation support companies, continue to suffer from the problems affecting the aviation industry, and some have filed bankruptcy. As a result, certain of these customers continue to pose credit risks to us. Our inability to collect receivables from one or more important customers could adversely affect our business, financial condition and results of operations for a particular period.

We may be unable to re-lease or sell currently leased aircraft and engines.

        As a result of the weakened aviation environment, demand for certain aircraft and engines has declined. Many airlines have canceled or deferred new aircraft deliveries, parked aircraft at temporary storage facilities or accelerated scheduled retirement plans for older-generation aircraft. Our inability to re-lease or sell aircraft and engines that are currently on lease could adversely affect our business, financial condition and results of operations.

Our government contracts may not continue at present sales levels.

        Our sales to the U.S. Government, its agencies and its contractors were approximately $170 million (28.1% of total sales) in fiscal year 2003. The majority of our government contracts are for aviation products and services used for ongoing routine military logistic support activities and for products which support the U.S. Military's deployment strategy. Our contracts with the U.S. Government and its agencies and contractors are typically firm agreements to provide products and services at a fixed price and have a term of one year or less, frequently subject to extension for one or more additional periods of one year at the option of the U.S. Government. Because these sales are subject to competitive bidding and government funding, no assurance can be given that sales to our government customers will continue at levels previously experienced.

We are dependent upon financing to manage our business and to execute our business strategy.

        Our ability to manage our business and to execute our business strategy is dependent, in part, on the continuing availability of debt and equity capital. Access to the debt and equity capital markets may be limited in light of general economic conditions, the state of the aviation industry, and our recent performance and current credit ratings. We cannot assure you that debt and equity capital will continue to be available to us on favorable terms, or at all. Our inability to obtain financing on favorable terms may adversely affect our business, financial condition and results of operations.

Our existing debt includes restrictive and financial covenants.

        Certain of our loan agreements require us to comply with various restrictive covenants. These covenants include restrictions that limit our ability to incur additional debt, pay dividends, or redeem or repurchase our capital stock; create liens or negative pledges with respect to our assets; and to merge, consolidate or sell our assets. In addition, some of our loan agreements contain financial covenants which require us to comply with specified financial ratios and tests, relating to fixed charge coverage ratio and minimum working capital and tangible net worth levels. Our failure to meet these financial covenants could result in default under these loan agreements and would result in a cross default under other loan agreements. In the event of a default and our inability to obtain a waiver of the default, all amounts outstanding under loan agreements could be declared immediately due and payable. The effect of these covenants, or our failure to comply with them, could materially adversely affect our business, financial condition and results of operations.

We are subject to significant government regulation.

        The aviation industry is highly regulated by the FAA in the United States and the equivalent regulatory agencies in other countries. Before we sell any of our products that are to be installed in an aircraft, such as engines, engine parts and components, airframe and accessory parts and components, they must meet certain standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. We also operate repair stations that are licensed by the FAA and in some cases the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries are generally satisfied by compliance with FAA requirements. Although we believe we comply with all applicable regulatory standards, these standards may change in the future, requiring our inventory to be modified or scrapped. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on us. If material licenses, authorizations or approvals were revoked or suspended by the FAA and in some cases the equivalent regulatory agencies in other countries, our business, financial condition and results of operations would be adversely affected.

We operate in a highly competitive industry.

        The aviation industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft parts manufacturers, airline and aircraft service companies, other companies providing maintenance, repair and overhaul services, and other aircraft spare parts distributors and redistributors. Some of our competitors have substantially greater financial and other resources than we have. We cannot assure you that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Our industry is susceptible to product liability claims.

        Our business exposes us to possible claims for property damage and personal injury or death which may result if an engine, engine part or component, airframe part or accessory or any other aviation product which we have sold, manufactured or repaired fails or if an aircraft in which our products are installed crashes and the cause cannot be determined. We carry substantial liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, we cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Since the September 11, 2001 terrorist attacks, insurance premiums have risen significantly and may increase further. Any product liability claim not covered by adequate insurance could materially and adversely affect our business, financial condition and results of operations.

The market value for our aviation products fluctuates.

        We have used a number of assumptions when determining the market value of inventories and the recoverability of aviation equipment leases. These assumptions include historical sales, current and expected usage trends, replacement values, current and expected lease rates, residual values and future demand. Principally as a result of the events of September 11, 2001 and its anticipated impact on the global airline industry's financial condition, fleet size and aircraft utilization, we recorded a significant charge for impaired inventories and equipment leases during the second quarter of fiscal 2002 utilizing those assumptions. During the fourth quarter of fiscal 2003, we recorded an additional charge as a result of a further decline in market value for certain of these inventories and equipment leases. Further reductions in demand for certain of our inventories or declining market values, as well as differences between actual results and the assumptions utilized by us when determining the market value of our inventories and equipment leases, could result in additional impairment charges in future periods. We can give no assurance that future write-down of our inventories and equipment leases will not occur.

We must comply with extensive environmental requirements.

        Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes, and other activities affecting the environment have had and may continue to have an impact on our manufacturing operations. Compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on our liquidity and capital resources, competitive position or financial condition. Management believes that our expenditures for environmental capital investment and any remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on our business, financial condition or results of operation. Management cannot assess the possible effect of compliance with future environmental requirements. Additional information on environmental matters, including an administrative proceeding against one of our subsidiaries by the Michigan Department of Environmental Quality, is contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2003.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "AIR." The following table presents, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
Fiscal Year Ended May 31, 2001
First Quarter	$15.19	$10.31
Second Quarter	13.56	10.00
Third Quarter	15.19	10.31
Fourth Quarter	15.25	10.95
Fiscal Year Ended May 31, 2002
First Quarter	$17.25	$14.25
Second Quarter	17.25	7.15
Third Quarter	9.85	7.29
Fourth Quarter	13.65	7.44
Fiscal Year Ended May 31, 2003
First Quarter	$11.15	$6.00
Second Quarter	6.11	3.20
Third Quarter	6.09	4.45
Fourth Quarter	4.50	3.70
Fiscal Year Ended May 31, 2004
First Quarter	$8.34	$4.72
Second Quarter	11.38	7.30
Third Quarter	16.37	10.25
Fourth Quarter (through April 22, 2004)	13.09	11.25

        On April 23, 2004, the last reported sale price for our common stock on the New York Stock Exchange was $11.64 per share.

DIVIDEND POLICY

        We suspended payment of dividends on our common stock in October 2002. We are prohibited from declaring and paying dividends on our common stock under our secured revolving credit facility. In addition, we are subject to net worth and other financial covenants under other financing agreements that would materially limit our ability to declare and pay dividends on our common stock. The payment of future dividends is also subject to the discretion of our board of directors, which will consider, among other factors, our operating results, overall financial condition and capital requirements, restrictions imposed by financing arrangements, as well as general business conditions.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

For the Fiscal Year Ended May 31,						Nine Months Ended February 28/29,
2003	2002		2001	2000	1999	2004	2003
						(unaudited)
0.1	—	*	1.7	2.7	3.6	1.0	0.6

*
Earnings were inadequate to cover fixed charges by $49.1 million for the fiscal year ended May 31, 2002.

        For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before provision (benefit) for income taxes, adjusted for fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt expenses and one-third of rent expense under operating leases (estimated by management to be the interest factor of such rent expense).

DESCRIPTION OF THE NOTES

        We issued the notes pursuant to an indenture between us and U.S. Bank National Association, as trustee.

        The following description is a summary of selected portions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes.

        In this section, references to "AAR," "we," "our" or "us" refer solely to AAR CORP. and not to its subsidiaries.

General

        The notes are limited to an aggregate principal amount of $75 million.

        The notes are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. At February 29, 2004, our senior secured indebtedness totaled approximately $24 million (excluding approximately $32 million in non-recourse debt), all of which relates to mortgages and indebtedness for aviation equipment. Our senior unsecured indebtedness (including the notes) totaled approximately $209 million. The indenture pursuant to which the notes were issued does not limit our right to incur indebtedness in the future.

        We are a holding company with no significant assets other than the stock of our subsidiaries and conduct substantially all our operations through our subsidiaries. None of our subsidiaries is guaranteeing the notes. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries, generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes are structurally subordinated in right of payment to existing and future creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. At February 29, 2004, the total liabilities of our subsidiaries (including trade payables and other current and long-term liabilities, but excluding intercompany indebtedness) was approximately $128 million to which the notes would have been structurally subordinated. The $128 million of total liabilities includes approximately $18 million of debt (of which approximately $13 million is included in the $24 million of our senior secured indebtedness listed above). In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

        The notes were issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on February 1, 2024, unless earlier redeemed by us at our option or repurchased by us at a holder's option on certain dates as described under "—Repurchase Rights," or converted at a holder's option into shares of our common stock as described under "—Conversion Rights."

Interest

        The notes bear interest at a rate of 2.875% per annum from February 3, 2004. We will pay interest semi-annually on February 1 and August 1 of each year beginning August 1, 2004, to the holders of record at the close of business on the preceding January 15 and July 15, respectively.

        There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. See "—Conversion Procedures."

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

        Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

  •
  any definitive notes by check mailed to the holders of those notes.

        At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth under "—Trustee."

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date is not a business day at a place of payment, payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period. If the stated maturity date, redemption date or repurchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or repurchase to such next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

        Subject to the conditions described below, you may convert your notes into shares of our common stock based on a conversion rate of 53.7924 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $18.59 per share). The conversion rate in effect at any given time is referred to in this prospectus as the "applicable conversion rate" and will be subject to adjustment as described under "—Anti-dilution Adjustments" below. The "applicable conversion price" at any given time is equal to the principal amount of the notes divided by the applicable conversion rate.

        You may surrender your notes for conversion at the applicable conversion rate prior to the stated maturity of the notes under any of the following circumstances:

  •
  on any business day up to the maturity date, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the eleventh trading day of any fiscal quarter is greater than 120% of the applicable conversion price on the eleventh trading day of that quarter;

  •
  at any time after February 1, 2019, if the closing sale price of our common stock on any trading day after February 1, 2019 is greater than 120% of the then applicable conversion price;

  •
  at any time until February 1, 2019, during the five consecutive business day period following any five consecutive trading day period in which the trading price (as defined below) for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate;

  •
  if we have called your notes for redemption, provided that if we elect to redeem less than all of the notes, only those notes called for redemption may be converted;

  •
  during any period in which the credit rating assigned to our long-term senior debt by Moody's is below Caa1 and by Standard & Poor's is below B, the credit rating assigned to our long-term senior debt is suspended or withdrawn by both such rating agencies, or neither rating agency is rating our long-term senior debt; or

  •
  upon the occurrence of specified corporate transactions discussed below.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, then on the principal U.S. national or regional exchange or market on which the common stock is then listed or quoted, or if the common stock is not listed or quoted on a U.S. national or regional exchange or market, as reported on the principal other market on which the common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the sale price.

        "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, then on another national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded.

Conversion Upon Satisfaction of Sale Price Condition

        You may surrender any of your notes for conversion on any business day up to the maturity date if the closing sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the eleventh trading day of any fiscal quarter, is greater than 120% of the applicable conversion price on the eleventh trading day of that quarter.

        You may also surrender any of your notes for conversion at any time after February 1, 2019, if the closing sale price of our common stock on any trading day after February 1, 2019 is greater than 120% of the then applicable conversion price.

        The conversion agent, which initially will be U.S. Bank National Association, will, on our behalf, determine daily if the notes are convertible as a result of the sale price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

        You may surrender any of your notes for conversion, at any time until February 1, 2019, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a note for each day of that trading period was less than 98% of the closing sale price of our common stock on such corresponding trading day multiplied by the applicable conversion rate; provided, however, that if, on the trading day immediately prior to the conversion date, the closing sale price of our common stock is greater than 100% of the applicable conversion price but less than or equal to 120% of the applicable conversion price, then you will receive, in lieu of shares of our common stock based on the applicable conversion rate, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our option, with a value equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, as of the conversion date (a "principal value conversion"). The notes will not be convertible pursuant to this trading price condition after February 1, 2019. If you surrender your notes for conversion and it is a principal value conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the principal amount plus accrued and unpaid interest, if any, in cash, shares of our common stock or a combination of cash and shares of our common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at 100% of the average of the closing sale prices for the five consecutive trading days commencing on the third trading day following the conversion date. We will pay you cash and deliver shares of our common stock, as applicable, no later than the third business day following the specified five trading day averaging period.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (1) the applicable conversion rate of the notes multiplied by (2) the closing sale price of our common stock on such determination date.

        The conversion agent will, on our behalf, determine if the notes are convertible as a result of the trading price of the notes and notify us; provided, however, that the conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination and we shall have no obligation to make such request unless requested to do so by a holder of the notes. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate.

Conversion Upon Notice of Redemption

        You may surrender for conversion any of the notes called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. If you have already delivered a purchase notice or a designated event purchase notice with respect to a note, however, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture.

Conversion Upon Credit Rating Event

        You may surrender any of your notes for conversion during any period in which (1) the rating assigned to our long-term senior debt by Moody's is below Caa1 and by Standard & Poor's is below B, (2) the credit rating assigned to our long-term senior debt is suspended or withdrawn by both Moody's and Standard & Poor's, or (3) neither Moody's nor Standard & Poor's is rating our long-term senior debt.

Conversion Upon Specified Corporate Transactions

        Even if none of the conditions described above has occurred, if we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase our common stock at less than the current market price (as defined below), or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, even if your notes are not otherwise convertible at that time, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. You may not exercise this right to convert if you may participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, even if your notes are not otherwise convertible at the time, you may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time of such consolidation, merger or binding share exchange, the right to convert a note into our common stock will be changed into a right to convert the note into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, you can require us to purchase all or a portion of your notes as described under "—Designated Event."

        Upon determination that you are or will be entitled to convert your notes into shares of our common stock in accordance with the foregoing provisions, we will issue a press release through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

Conversion Consideration

        If you surrender your notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock, at our option, in an amount per note equal to (1) the applicable conversion rate multiplied by (2) the "applicable stock price", which is the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the third trading day following the conversion date. We will notify you through the conversion agent no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of some or all of the shares (and, if applicable, the dollar amount per note that we will pay in cash), unless we have already informed you of our election in connection with our optional redemption of the notes as described under "—Redemption Rights."

        If we elect to deliver cash in lieu of all of the shares into which the notes are convertible, the amount of cash deliverable per note will be as follows:

Applicable Stock Price * Applicable Conversion Rate

If we elect to deliver cash in lieu of some (but not all) of the shares into which the notes are convertible, the number of shares of our common stock deliverable per note will be as follows:

(Applicable Stock Price * Applicable Conversion Rate)—Cash Amount Applicable Stock Price

provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

Conversion Procedures

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion have been satisfied, the "conversion date"), to the conversion agent who will, on your behalf, convert the notes into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following determination of the applicable stock price.

        We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the applicable stock price.

        Upon conversion of notes, you generally will not receive any cash payment of interest. Our delivery to you of the full number of shares of our common stock into which a note is convertible, together with any cash payment for fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed to satisfy our obligation to pay the principal amount of the note as well as accrued but unpaid interest, if any, through the conversion date. Accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

        Notwithstanding the foregoing, if you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the notes being converted on the related interest payment date. The preceding sentence does not apply, however, to notes that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, and you choose to convert your notes, you will not be required to pay us, at the time you surrender your notes for conversion, the amount of interest you will receive on the date that has been fixed for redemption.

        If you convert notes, we will pay any documentary stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Exchange in Lieu of Conversion

        When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver those shares to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the applicable stock price, convert the notes and deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described under "—Conversion Procedures."

        Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into shares of our common stock, cash, or a combination of cash and shares of our common stock, as described under "—Conversion Procedures."

        We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Anti-dilution Adjustments

        The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1)   stock dividends in common stock: we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock;

          (2)   issuance of rights or warrants: we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock at less than the current market price;

          (3)   stock splits and combinations: we:

      •
      subdivide or split the outstanding shares of our common stock into a greater number of shares;

      •
      combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

      •
      issue by reclassification of the shares of our common stock any shares of our capital stock;

          (4)   distribution of indebtedness, securities or assets: we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities, including rights under our Rights Agreement described under "Description of Capital Stock—Rights Agreement," but excluding:

      •
      dividends or distributions described in paragraph (1) above;

      •
      rights or warrants described in paragraph (2) above;

      •
      dividends or distributions paid exclusively in cash described in paragraph (5) below;

  (the "distributed assets"), in which event (other than in the case of a "spin-off" as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

      •
      the conversion rate by

      •
      a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

          For purposes of this section (unless otherwise stated), the current market price of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the record date fixed for determination of the stockholders entitled to receive such distribution (if such record date is a trading day or, if not, then on the last trading day prior to such record date).

          Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, the distributed assets you would have received if you had converted your notes immediately prior to the record date.

          In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

      •
      the conversion rate by

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      a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and the denominator of which is the current market price of our common stock.

          The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

      •
      the tenth trading day from, and including, the effective date of the spin-off and

      •
      the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

          For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

          In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the ten consecutive trading days following the effective date of the spinoff. Also, for this purpose, the current market price of our common stock means the average of the closing sale prices of our common stock over the ten consecutive trading days following the effective date of the spin-off.

          If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

          (5)   cash distributions: we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

      •
      the conversion rate by

      •
      a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

  Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, such distribution you would have received if you had converted your notes immediately prior to the record date.

          (6)   tender offers: we (or one of our subsidiaries) make a payment in respect of a repurchase, tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the date of the repurchase or the last date on which tenders or exchanges may be made pursuant to such repurchase, tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

      •
      the conversion rate by

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      a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we so repurchase and (b) the product of (i) the number of shares of our common stock outstanding less any such repurchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the repurchase or the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

        In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the conversion rate.

        No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

        The applicable conversion rate will not be adjusted:

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  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

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  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

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  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

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  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest and liquidated damages owed, if any.

        You will receive, upon conversion of your notes, in addition to common stock, the rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

Redemption Rights

        We must repay the notes in cash at their stated maturity on February 1, 2024, unless earlier converted, repurchased or redeemed in accordance with the indenture. The circumstances in which we may redeem the notes prior to their stated maturity are described below.

        We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after February 1, 2008, at a redemption price equal to the following, plus accrued and unpaid interest, including liquidated damages, if any, to, but not including, the redemption date:

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  Beginning February 1, 2008 through January 31, 2009: 100.958% of the principal amount;

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  Beginning February 1, 2009 through January 31, 2010: 100.479% of the principal amount; and

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  On or after February 1, 2010: 100.000% of the principal amount.

        We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. The notice of redemption will inform you of our election to deliver shares of our common stock or to pay cash or a combination of cash and shares of our common stock in the event you elect to convert notes in connection with a redemption.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

        lf we exercise our right to redeem the notes, in whole or in part, we will disseminate a press release containing information regarding the redemption through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

Repurchase Rights

        You have the right to require us to repurchase the notes on February 1, 2010, 2014 and 2019, each of which we refer to as a "repurchase date." In each case, the repurchase price payable will be equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions.

        We will pay the repurchase price for any notes submitted for repurchase by us on a repurchase date solely in cash.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

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  if certificated, the certificate numbers of the notes to be delivered for repurchase;

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  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

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  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

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  the principal amount of notes being withdrawn;

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  if certificated, the certificate numbers of the notes being withdrawn; and

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  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

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  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may then be applicable; and

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  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See "Risk Factors—We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event."

Exchange in Lieu of Repurchase

        lf you exercise your right to require us to repurchase notes held by you, we may cause the notes first to be offered to a financial institution chosen by us for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for such notes, the repurchase price for such notes you otherwise would receive upon repurchase by us. If the designated institution accepts any such notes for repurchase, it will deliver the purchase price to the paying agent. Any notes purchased by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the repurchase date, cause the purchase price for the notes to be paid. Our designation of an institution to which the notes may be submitted for repurchase does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for repurchase, we will repurchase the notes on the terms provided in the indenture. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Designated Event

        If a "designated event" as defined below occurs, you will have the right to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of all notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, on those notes to, but not including, the repurchase date.

        We will pay the repurchase price for any notes submitted for repurchase by us upon the occurrence of a designated event solely in cash.

        Within 30 days after the occurrence of a designated event, we are obligated to give you notice of the designated event and of the repurchase right arising as a result of the designated event stating, among other things and the procedures holders must follow to require us to repurchase their notes. We must also deliver a copy of this notice to the trustee. In addition, we will disseminate a press release containing this information through a public medium that is customary for such press releases or publish the information on our web site or through such other public medium as we may use at that time.

        To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of this repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

        A "designated event" will be deemed to have occurred upon a change in control or a termination of trading.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on The Nasdaq National Market.

        A "change in control" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

          (1)   any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

          (2)   we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

  •
  that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock, or

  •
  pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

  •
  which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

        However, a change in control will not be deemed to have occurred if:

  •
  the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock under clause (1) above, or the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation, asset sale or otherwise under clause (2) above, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

  •
  all of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a change in control under clause (1) and/or clause (2) above consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or its successor (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.

        For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with this rule to the extent it applies at that time.

        The definition of a change in control includes a phrase relating to the conveyance, sale, transfer or lease of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

        If a designated event were to occur, we may not have sufficient funds to pay the designated event repurchase price. See "Risk Factors" under the caption "We may not have the funds necessary to purchase the notes at the option of the holders or upon a designated event." In particular, we have, and may in the future incur, other indebtedness with similar designated event provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture.

Merger and Sales of Assets

        We may not (1) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

  •
  in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the

    District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, including liquidated damages, if any, on the notes and the performance of each of our other covenants under the notes and the indenture, and

  •
  in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

        In the case of a merger or consolidation pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, the right to convert a note into our common stock will be changed into a right to convert the note into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction.

Events of Default

        The following are events of default with respect to the notes:

  •
  default for 30 days in payment of any interest or liquidated damages when due and payable on the notes, whether or not prohibited by the subordination provisions of the indenture;

  •
  default in payment of principal of the notes at maturity, upon redemption, repurchase or following a designated event, when the same becomes due and payable, whether or not prohibited by the subordination provisions of the indenture;

  •
  default by us or any of our significant subsidiaries in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate amount exceeding $10.0 million and continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;

  •
  default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such note;

  •
  default in our obligations to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice;

  •
  default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more that results in the acceleration of maturity of such indebtedness unless such declaration has been rescinded within 10 days after written notice as provided in the indenture;

  •
  default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

  •
  certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

        The term "significant subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

        The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the fourth bullet point above.

        The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest and liquidated damages, if any, on the notes automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of or interest and liquidated damages on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

        A holder of notes may pursue any remedy under the indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

  •
  the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in aggregate principal amount of the notes do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of, or interest and liquidated damages on, the holder's note on or after the respective due dates expressed in its notes or the holder's right to convert its notes in accordance with the indenture.

        The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

        The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interests of the registered holders of the notes.

Modification and Waiver

        We may amend or supplement the indenture if the holders of a majority in principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note, however, no amendment, supplement or waiver may:

  •
  reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of accrual of interest or liquidated damages or modify the method for calculating interest or liquidated damages or change the time for payment of interest or liquidated damages on the notes;

  •
  modify the provisions with respect to holder's rights upon a designated event in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a designated event:

  •
  reduce the principal amount of the notes or change the final stated maturity of the notes;

  •
  reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased;

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  make payments on the notes payable in currency other than as originally stated in the notes;

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  modify the subordination provisions of any note in a manner that adversely affects the rights of the holder;

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  impair the holder's right to institute suit for the enforcement of any payment on the notes;

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  make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification;

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  waive a continuing default or event of default regarding any payment on the notes; or

  •
  adversely affect the conversion or repurchase provisions of the notes.

        We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

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  to provide for uncertificated notes in addition to or in place of certificated notes;

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  to secure the notes or to provide guarantees of the notes;

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  to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

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  to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

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  to add events of default with respect to the notes; or

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  to make any change that does not adversely affect any outstanding notes in any material respect.

        The holders of a majority in aggregate principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Notes

        We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale prices of our common stock, any accrued interest and liquidated damages payable on the notes, the conversion rate of the notes and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        U.S. Bank National Association is the trustee, registrar, conversion agent and paying agent for the notes. The trustee maintains an office in New York, New York.

        If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

        If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. lf, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.

Form, Exchange, Registration and Transfer

        We issued the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

        Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

        Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

        The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        We will maintain an office in the Borough of Manhattan, the City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

        We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

BOOK-ENTRY SYSTEM

        The notes are represented by one or more global securities (each a "Global Security"). Each Global Security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions as set forth under "Notice to Investors." Except under circumstances described below, the notes will not be issued in definitive form.

        Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither AAR, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

        If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days, or in other circumstances described in the indenture, we will issue the notes in definitive form in exchange for the entire Global Security for the notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the notes represented by the Global Security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a description of certain terms of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our restated certificate of incorporation and bylaws.

        Common Stock.    Our authorized common stock consists of 100,000,000 shares of common stock, $1.00 par value per share. As of March 31, 2004, there were 32,245,128 shares of common stock outstanding.

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, NJ 07303-2500. Its telephone number is 1-800-446-2617.

        Preferred Stock.    Our restated certificate of incorporation authorizes the issuance of 250,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are currently outstanding.

        Under our restated certificate of incorporation, the preferred stock may be issued from time to time in one or more series with such serial designation and (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; (iv) may be entitled to such rights upon our dissolution, or upon any distribution of our assets; (v) may be made convertible into, or exchangeable for, shares of any other class or classes of our stock at such price or prices or at such other rates of exchange and with such adjustments; and (vi) shall have such other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, all as stated in a certificate of designation adopted by our board of directors.

Certain Charter And By-Law Provisions

        General.    We have implemented certain measures designed to enhance the board of directors' ability to protect stockholders against, among other things, unsolicited attempts to acquire a significant interest in the Company or to influence the Company's management (whether through open market purchases, tender offers or otherwise) that do not offer an adequate price to all stockholders or that the board of directors otherwise considers not in the best interests of the Company and its stockholders.

        Certain provisions in our restated certificate of incorporation may have a significant impact on the stockholders' ability to change the composition of the incumbent board of directors or the ability of a substantial holder of the common stock to acquire control of, or to remove, the incumbent board of directors, and might discourage certain types of transactions that involve an actual or threatened change of control of the Company.

        The provisions of our restated certificate of incorporation are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and board of directors. These provisions could have the effect of discouraging a third party from making a tender offer to or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At the same time, these provisions help ensure that the board of directors, if confronted by an unsolicited proposal from a third party who has recently acquired a block of common stock, will have sufficient time to review the proposal and alternatives to it and to seek better proposals for its stockholders, employees, suppliers, customers and others. These provisions are discussed below.

        Indemnification.    Pursuant to the provisions of the Delaware General Corporation Law (the "Delaware GCL"), we have adopted provisions in our restated certificate of incorporation which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to the Company or its stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware GCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

        Preferred Stock.    Our restated certificate of incorporation includes a provision which allows the board of directors, without stockholder approval, to issue up to 250,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.

        Classified Board Of Directors.    Our restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time.

        Voting Restriction On Certain Business Combinations.    An affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors is required with respect to the adoption or approval of certain business combinations, including mergers, consolidations, asset and securities sales, plans of liquidation or dissolution and certain reclassifications, involving any related party (as defined below).

        A related party is defined in our restated certificate of incorporation to mean the beneficial owner, directly or indirectly, of not less than 10% of our voting stock.

        The 80% affirmative voting requirement is not applicable to business combinations approved by (i) a majority of our board of directors prior to the acquisition by the related party of 10% of the then outstanding voting stock or (ii) a majority of those members of the board of directors who are not related party directors.

        Special Stockholders' Meetings.    Our restated certificate of incorporation and bylaws allow only the Chairman of the board of directors or majority of the board of directors then in office to call a special meeting of the stockholders.

        No Action By Stockholder Consent.    Our restated certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting.

        Supermajority Voting.    The classified board, special meeting and stockholder consent, as well as certain other provisions, of the restated certificate of incorporation may be altered, amended, or repealed only if the holders of 80% or more of the outstanding shares of voting stock entitled to vote in the election of directors vote in favor of such action. Our bylaws may be amended, altered, changed or replaced by the affirmative vote of the holders of at least 80% or more of the outstanding shares of voting stock entitled to vote in the election of directors or by a majority of board of directors then in office.

Delaware Anti-Takeover Law

        We are a Delaware corporation that is subject to Section 203 of the Delaware GCL ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

Rights Agreement

        Pursuant to a Rights Agreement adopted in 1997, each outstanding share of our common stock carries with it a right to purchase one additional share at a price of $83.33 (subject to anti-dilution adjustments). The rights become exercisable (and separate from the shares) when certain specified events occur, including the acquisition of 15% or more of the common stock by a person or group (an "Acquiring Person") or the commencement of a tender or exchange offer for 15% or more of the common stock. The rights replace common stock purchase rights initially distributed to holders of our common stock in 1987 and which expired by their own terms in 1997.

        In the event that an Acquiring Person acquires 15% or more of the common stock, or if we are the surviving corporation in a merger involving an Acquiring Person, or if the Acquiring Person engages in certain types of self-dealing transactions, each right entitles the holder to purchase for the then current exercise price that number of shares of common stock having a market value of two times the exercise price, subject to certain exceptions. Similarly, if we are acquired in a merger or other business combination or 50% of more of our assets or earning power is sold, each right entitles the holder to purchase at the then current exercise price that number of shares of common stock of the surviving corporation having a market value of two times the exercise price. The rights, which do not entitle the holder thereof to vote or to receive dividends, expire on August 6, 2007 and may be redeemed by us for $.01 per right under certain circumstances.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations relevant to holders of the notes and holders of common stock received upon conversion of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or common stock.

        This discussion does not purport to address all aspects of U.S. federal taxation that relate to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. Additionally, this discussion does not purport to address all U.S. federal tax consequences that may be relevant to a particular holder in light of the holder's circumstances, including without limitation:

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  holders subject to the alternative minimum tax;

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  banks, insurance companies or other financial institutions;

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  tax-exempt organizations;

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  investors in pass-through entities;

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  dealers in securities or commodities;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  holders whose "functional currency" is not the United States dollar;

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  persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons that are deemed to sell their notes or common stock under the constructive sale provisions of the Code.

        This discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law that may be applicable to holders of the notes and holders of common stock received upon conversion of the notes. In addition, this discussion is limited to purchasers of notes who acquire the notes in this offering at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code.

        ALL PROSPECTIVE PURCHASERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN THEIR PARTICULAR SITUATIONS.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note or common stock that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

  •
  a corporation formed under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; and

  •
  a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock received upon conversion of the notes, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock received upon conversion of the notes that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of the notes and the common stock received upon conversion of the notes.

  Interest

        Interest on the notes will be included in a U.S. Holder's gross income as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  Additional Amounts

        Under the terms of the notes, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined amounts in excess of stated principal or interest on the notes in the manner described under "Description of the Notes—Registration Rights." We intend to take the position for U.S. federal income tax purposes that as of the date of issuance of the notes, the possibility that such potential additional payments will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Therefore, the possibility that we might pay such amounts should not affect the amount or timing of income that a U.S. Holder will recognize in respect of the notes. Our determination that such possibility is a remote or incidental contingency is binding on a holder unless the holder explicitly discloses to the IRS that it is taking a different position on its tax return for the year during which such holder acquires the note. However, the IRS may take a contrary position, if that contrary position were sustained, the timing and character of income on the notes would be affected in ways that, as a very general matter, would increase a holder's tax liability.

        If we fail to comply with our obligations under the registration rights agreement, a U.S. Holder should consult its own tax advisor concerning the appropriate tax treatment of the additional payments on the notes. The discussion below assumes that these contingencies are remote or incidental.

  Sale, Exchange or Retirement of Notes

        Except as provided below under "—Conversion of Notes Into Common Stock, Cash or a Combination Thereof," each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes in an amount equal to the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such U.S. Holder's adjusted tax basis in the notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note generally will be capital gain or loss. That capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. The deductibility of capital losses is subject to certain limitations.

  Conversion of Notes Into Common Stock, Cash or a Combination Thereof

        If a U.S. Holder converts its notes and receives solely common stock (plus possibly cash in lieu of a fractional share of common stock), the U.S. Holder generally will not recognize any income, gain or loss except with respect to cash received in lieu of a fractional share of common stock or to the extent of the fair market value of common stock received that is attributable to accrued and unpaid interest at the time of conversion. The fair market value of common stock received that is attributable to accrued but unpaid interest at the time of conversion will be treated as interest income. The tax basis in any shares of common stock attributable to accrued and unpaid interest upon conversion will be equal to the then current fair market value of such common stock, and the holding period for such shares will begin on the day after conversion. Cash received in lieu of a fractional share of common stock generally will be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The tax basis of shares of common stock received upon conversion of a note, other than shares of common stock attributable to accrued but unpaid interest, will equal the adjusted tax basis of the note converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash), and the holding period for the common stock received on conversion generally will include the period during which the converted notes were held prior to conversion.

        If upon conversion a U.S. Holder receives solely cash in exchange for its notes (pursuant to our option to deliver solely cash as described under "Description of the Notes-Conversion Consideration" above), the U.S. Holder's gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described under "Sale, Exchange or Retirement of Notes" above ").

        If a U.S. Holder converts its notes and receives a combination of common stock and cash (pursuant to our option to deliver a combination of cash and common stock as described under "Description of the Notes-Conversion Consideration" above) and such cash is not merely received in lieu of a fractional share of common stock, we intend to take the position that, although the law is not entirely certain on this point, the amount of gain recognized should be equal to the lesser of (1) the excess of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as interest income) over the U.S. Holder's adjusted tax basis in the notes and (2) the amount of cash received (less the amount attributable to accrued and unpaid interest, which will be treated as interest income). No loss may be recognized on the conversion. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. Alternatively, it is possible that the receipt of common stock and cash may be treated as part conversion/part sale transaction. In such case, the cash payment would be treated as proceeds from a taxable disposition of a portion of the notes (as described above under "—Sale, Exchange or Retirement of Notes") and the common stock would be treated as received upon conversion of a portion of the note (as described above in the second preceding paragraph). Under this treatment, a U.S. Holder's adjusted tax basis in the note would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the note that is treated as sold for cash based upon the relative values of the shares received and the cash payment. The holding period for the common stock received upon conversion generally will include the holding period for the note converted.

        Holders should consult their own tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

  Constructive Distribution

        The conversion rate of the notes is subject to adjustment under certain circumstances as described under "Description of the Notes—Anti-dilution Adjustments" Section 305 of the Code and the Treasury Regulations issued thereunder may treat a holder of the notes, whether or not such holder ever exercises its conversion right, as having received a constructive distribution taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders), return of capital or capital gain in accordance with the rules described under "—The Common Stock" below. Therefore, U.S. Holders of the notes may recognize income in the event of a deemed distribution even though they may not receive any cash or property. In particular, any adjustment in the conversion rate to compensate the holders of notes for taxable distributions of cash on any of our outstanding common stock generally will be treated as a deemed distribution to such holders. Any constructive distributions on the notes taxable as dividends would not be eligible for the reduced rate of taxation described under "—The Common Stock" below.

        Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders of common stock, taxable in the manner described under "—The Common Stock" below.

  The Common Stock

        Distributions, if any, made on the common stock generally will be included in a U.S. Holder's income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Under recently enacted legislation, dividends received on the common stock by a U.S. Holder who is a noncorporate taxpayer in taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions for short-term and hedged positions, generally will be taxed at the lower applicable capital gain rates. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital that reduces such U.S. Holder's adjusted tax basis in the common stock until the adjusted tax basis has been reduced to zero and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations.

        Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences relevant to a Non-U.S. Holder. A "Non-U.S. Holder" is any beneficial owner of a note or common stock that is not a U.S. Holder.

  Interest

        Generally, payments of interest on the notes to a Non-U.S. Holder will be considered "portfolio interest" and will not be subject to U.S. federal income or withholding tax provided that:

  •
  Such interest is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, if certain tax treaties apply, is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States);

  •
  Such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  Such Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; and

  •
  The beneficial owner of the notes certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and otherwise satisfies applicable documentation requirements.

        If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the U.S. withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest with respect to the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, the Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from U.S. federal withholding tax.

  Sale or Exchange of Notes or Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a note (including conversion of the notes where we exercise our right to pay solely cash) or common stock received upon conversion thereof unless:

  •
  That gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  The holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a "tax home" in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder.

        If a Non-U.S. Holder of the notes or common stock received upon conversion of the notes is engaged in a trade or business in the United States, and if gain realized on the sale or other taxable disposition (including a cash redemption) of a note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such gain in the same manner as if it were a U.S. Holder.

  Conversion of Notes Into Common Stock, Cash or a Combination Thereof

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the conversion of a note into common stock or combination of common stock and cash, except that (a) if interest income is recognized upon the conversion of a note into common stock (see "—U.S. Holders-Conversion of Notes Into Common Stock, Cash or a Combination Thereof" above), then such interest will be subject to the rules described under "—Non-U.S. Holders—Interest" above and (b) if a Non-U.S. Holder converts its notes and receives a combination of common stock and cash and recognizes gain (see "—U.S. Holders-Conversion of Notes Into Common Stock, Cash or a Combination Thereof" above), such gain will be subject to the rules described under "—Non-U.S. Holders—Sale or Exchange of the Notes or Common Stock" above.

  Distributions

        Distributions, if any, made on our common stock after a conversion generally will be treated as a dividend to the extent of our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable), unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (and, if certain tax treaties apply, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States). A Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to dividends that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

        Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital that reduces the Non-U.S. Holder's adjusted tax basis in the common stock until the adjusted tax basis has been reduced to zero, and thereafter as capital gain, which will be subject to the rules described under "—Non-U.S. Holders—Sale or Exchange of Notes or Common Stock" above.

        A Non-U.S. Holder deemed to have received a constructive distribution in respect of an adjustment (or failure to make an adjustment) in the conversion rate of the notes (see "—U.S. Holders-Constructive Distribution") generally will be subject to the rules relating to the U.S. federal income tax treatment of distributions described herein.

Backup Withholding Tax and Information Reporting

        A U.S. Holder (other than an "exempt recipient," including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments on the notes, payments of dividends on our common stock and to proceeds from the sale, exchange or other disposition of the notes or our common stock if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular U.S. federal income tax liability or refunded by the IRS, provided that the required information is timely furnished to the IRS.

        Non-U.S. Holders generally are exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        The notes were originally issued in a private offering that closed on February 3, 2004. Selling securityholders, including their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before                         , 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold (1)	Percentage of Common Stock Outstanding (2)(3)
*
*
*
*
*
*
*
*

*
Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 53.7924 shares of common stock per $1,000 original principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rate Adjustments." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future.

(2)
Calculated based on 32,245,128 shares of common stock outstanding as of March 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Assumes that all holders of notes, or any future transferees, pledges, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate. Each of the listed selling securityholders has represented to us that it does not beneficially own any of our notes or shares of our common stock other than as set forth in the above table under the caption "Original Principal Amount of Notes Beneficially Owned and Offered."

PLAN OF DISTRIBUTION

        We are registering the notes and common stock issuable upon conversion of the notes covered by this prospectus to permit securityholders to resell these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling securityholders.

        The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling securityholders, or by pledges, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares or common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the notes or shares of common stock are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

        The sale of the notes or shares of common stock may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes or shares of common stock, sell the notes or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling securityholders.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus;

however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or shares of common stock to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes or shares of common stock. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

        Under the registration rights agreement that has been filed as an exhibit to this registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) such time as there are no registrable securities outstanding; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of AAR; and (iii) two years after the date of the last issuance of the notes.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances for a period not to exceed 30 days in any 90-day period and not to exceed an aggregate of 90 days in any 12-month period if the Board of Directors of the Company has determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in the best interests of the Company to suspend use of this prospectus, we agreed to pay predetermined additional amounts to holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above.

        Under the registration rights agreement, we have agreed to indemnify the Initial Purchasers, each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us, the Initial Purchaser, the other selling securityholders and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

LEGAL MATTERS

        The validity of the notes offered hereby and of the shares of common stock issuable upon conversion of the notes will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of AAR CORP. as of May 31, 2003 and 2002 and for each of the years in the three-year period ended May 31, 2003, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$75,000,000

AAR CORP.

2.875% Convertible Senior
Notes due February 1, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by AAR CORP. in connection with the issuance and distribution of the notes and underlying common stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by AAR CORP.

SEC registration fee	$9,500
Printing fees and expenses	10,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000

Total (1)	$54,500

Item 15.    Indemnification of Directors and Officers

        Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall have personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, but this provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware (the "DGCL") or (d) for any transaction from which the director derived an improper personal benefit.

        Reference is made to Section 145 of the DGCL, which provides for indemnification of directors and officers in certain circumstances. Section 145 empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        Article Fifteenth of the Registrant's Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors (and those serving in such capacity with another corporation at the request of the Registrant) to the fullest extent provided by the DGCL and other applicable laws as currently in effect and as they may be amended in the future.

        The Registrant has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Registrant against amounts which such persons must pay resulting from claims made against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

        The Registrant has entered into Indemnification Agreements with each of its directors and executive officers containing, among other things, provisions similar to those in the Registrant's Restated Certificate of Incorporation, including provisions requiring indemnification to the full extent permitted by the DGCL and the prompt advancement of expenses under certain circumstances. In addition, the indemnification Agreements require the Registrant to maintain directors' and officers' liability insurance at specified levels, subject to certain exceptions, and, if such coverage is not maintained, to indemnify the directors and executive officers to the full extent of such coverage.

Item 16.    Exhibits

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this registration statement.

Item 17.    Undertakings

        A.    The undersigned Registrant hereby undertakes:

    1.
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

    2.
    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AAR CORP. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this 26th day of April, 2004.

AAR CORP.
By:	/s/ DAVID P. STORCH Name: David P. Storch Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of AAR CORP., a Delaware corporation, hereby constitutes and appoints David P. Storch and Howard A. Pulsifer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID P. STORCH David P. Storch	President and Chief Executive Officer; Director (Principal Executive Officer)	April 26, 2004
/s/ TIMOTHY J. ROMENESKO Timothy J. Romenesko	Vice President, Chief Financial Officer (Principal Financial Officer)	April 26, 2004
/s/ MICHAEL J. SHARP Michael J. Sharp	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 26, 2004
/s/ A. ROBERT ABBOUD A. Robert Abboud	Director	April 26, 2004

/s/ JAMES G. BROCKSMITH, JR. James G. Brocksmith, Jr.	Director	April 26, 2004
/s/ IRA A. EICHNER Ira A. Eichner	Chairman of the Board; Director	April 26, 2004
/s/ RONALD R. FOGLEMAN Ronald R. Fogleman	Director	April 26, 2004
/s/ JAMES E. GOODWIN James E. Goodwin	Director	April 26, 2004
/s/ JOEL D. SPUNGIN Joel D. Spungin	Director	April 26, 2004
/s/ MARC J. WALFISH Marc J. Walfish	Director	April 26, 2004

EXHIBIT INDEX

	Index		Exhibits
3.	Articles of Incorporation and By-Laws	3.1	Restated Certificate of Incorporation(1); Amendments thereto dated November 3, 1987(2), October 19, 1998(2), October 16, 1989(24) and November 3, 1999(25).
		3.2	By-Laws as amended(2); Amendment thereto dated April 12, 1994(12), January 13, 1997(22), July 16, 1992(24), April 11, 2000(26) and May 13, 2002(30).
4.	Instruments defining the rights of security holders	4.1	Restated Certificate of Incorporation and Amendments (see Exhibit 3.1).
		4.2	By-Laws as amended (See Exhibit 3.2).
4.3
Second Amended and Restated Credit Agreement dated May 27, 1998 between Registrant and Bank of America National Trust and Savings Association as agent(30), amended December 28, 1998(30), February 5, 2002(30), May 23, 2002(30), August 31, 2002(31), November 26, 2002(32) and April 10, 2003(33).
		4.4	Rights Agreement between the Registrant and the First National Bank of Chicago dated July 8, 1997(17) and amended October 16, 2001(28).
4.5
Indenture dated October 15, 1989 between the Registrant and U.S. Bank National Association (formerly known as First Trust, National Association, as successor in interest to Continental Bank, National Association) as Trustee, relating to debt securities(5); First Supplemental Indenture thereto dated August 26, 1991(6); Second Supplemental Indenture thereto dated December 10, 1997(18).
		4.6	Officers' certificates relating to debt securities dated October 24, 1989(10), October 12, 1993(10), December 15, 1997(34) and May 31, 2002(34).
4.7
Second Amended and Restated Credit Agreement dated February 10, 1998, between the Registrant and The First National Bank of Chicago (now known as Bank One, N.A.)(19), amended August 20, 1998(30), January 25, 2002(30), September 30, 2002(31) and November 30, 2002(32).
		4.8	Credit Agreement dated November 1, 1997 between the Registrant and The Northern Trust Company(20).
4.9
Revolving Loan Agreement dated April 11, 2001 between Registrant and LaSalle Bank National Association(29) amended November 30, 2001(30), April 22, 2002(30), June 6, 2002(30), March 10, 2003(33), March 21, 2003(33), May 9, 2003(34) and June 26, 2003(34).
		4.10	Note Purchase Agreement dated May 1, 2001 between Registrant and various purchasers, relating to the issuance of debt securities to institutional investors(29).

		4.11	Revolving Loan Agreement dated October 3, 2001 between Registrant and U.S. Bank National Association(30) and amended November 30, 2001(30).
		4.12	Credit Agreement dated May 29, 2003 between Registrant and various subsidiaries and Merrill Lynch Capital and various additional lenders from time to time who are parties thereto(34).
		4.13	Loan and Security Agreement dated July 1, 2003 between Registrant's subsidiary, AAR Wood Dale LLC and Fremont Investment Loan(34).
		4.14	Form of 2.875% Senior Convertible Note(35).
		4.15	Indenture between AAR CORP., as Issuer, and U.S. Bank National Association, as Trustee, dated February 3, 2004(35).
		4.16	Registration Rights Agreement between AAR CORP. and Goldman, Sachs & Co., as representatives of the several purchasers, dated February 3, 2004(35).
5.	Opinion regarding legality	5.1	Opinion of Schiff Hardin LLP.
8.	Opinion re tax matters	8.1	Opinion of Schiff Hardin LLP (included in its opinion filed as Exhibit 5.1).
12.	Statements re computation of ratios	12.1	Statement of computation of ratio of earnings to fixed charges.
23.	Consents of experts and counsel	23.1	Consent of Schiff Hardin LLP (included in its opinion filed as Exhibit 5.1).
		23.2	Consent of KPMG LLP.
24.	Power of attorney	24.1	Powers of attorney are granted by the persons executing this registration statement as set forth on the signature page.
25.	Statement of eligibility of Trustee	25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of U.S. Bank National Association.

Notes:

(1)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1987.

(2)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1989.

(3)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1986.

(4)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1988.

(5)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1989.

(6)
Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-3 filed August 27, 1991.

(7)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1991.

(8)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1985.

(9)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.

(10)
Incorporated by reference to Exhibits to the Registrant's Current Reports on Form 8-K dated October 24, 1989 and October 12, 1993, respectively.

(11)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.

(12)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1994.

(13)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1994.

(14)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

(15)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996.

(16)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

(17)
Incorporated by reference to Exhibits to the Registrant's Current Report on Form 8-K dated August 4, 1997.

(18)
Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-3 filed December 10, 1997.

(19)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

(20)
Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-3 filed May 15, 1998.

(21)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997.

(22)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

(23)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998.

(24)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

(25)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 1999.

(26)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

(27)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 2001.

(28)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 2001.

(29)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2001.

(30)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2002.

(31)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 2002.

(32)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 2002.

(33)
Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003.

(34)
Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 2003.

(35)
Incorporated by reference to Exhibits to the Registrant's Current Report on Form 8-K dated February 3, 2004.

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SUBJECT TO COMPLETION, DATED APRIL 26, 2004
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Our Business
The Notes
RISK FACTORS
Risk Factors Related to the Notes
Risk Factors Related to Our Business
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
BOOK-ENTRY SYSTEM
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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
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EXHIBIT INDEX